RISE ANNOUNCES #1 VEIN TARGET AT I-M MINE

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Two exploration drifts from 1942 show exploration target of #1 Vein to depth.

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Channel samples assay up to 14.0oz/ton (481gpt) over 3.8ft (1.2m).

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89 channel samples average 1.26oz/ton (43gpt) with average width of 2.8’ (0.8m) along vein length of 540ft (165m).

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#1 Vein produced 935,000 oz gold at a 1.12oz/ton (39gpt) head grade.

April 6, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: UPP, OTC: RYES) (“Rise” or the “Company”) announces the results from its study of the #1 Vein and the exploration completed by the historic mine operation for its downward extension. The Company has been compiling and processing the extensive collection of historical data from the Idaho-Maryland Mine (the “I-M Mine”) since the completion of the acquisition announced on January 25th, 2017

The I-M Mine produced 2,414,000 oz of gold at an average mill head grade of 0.50 oz/ton (17gpt).

The #1 Vein was the first mineralized vein discovered at the I-M Mine and produced 935,000oz of gold at a mill head grade of 1.12 oz/ton (39gpt). The #1 Vein was discovered from outcrop on surface and mined during the period from 1866-1901.

Our previous news release dated April 4nd 2017 provides the details of past production at the I-M Mine and is available on www.sedar.com.

On the Idaho 2400 Level (“I2400”) the #1 Vein was being successfully explored from the west and east sides of the Vein before these headings were shutdown.

On I2400 Level West, the #1 Vein was explored over a 540ft (165m) length with 89 channel samples averaging 1.26oz/ton gold (43gpt) with an average width of 2.8ft (0.8m) and assays as high as 14.0oz/ton (481gpt) over 3.8ft (1.2m).

On I2400 Level East, the #1 Vein was explored over a 250ft length and was reported to be “well mineralized.”

Assuming the #1 Vein is continuous between the west and east drifts, it would have a strike length of 2,150ft (655m) and is open to further exploration to depth. There is no drilling or exploration recorded on the #1 Vein below the I2400 Level.

#1 Vein Geological Description

The #1 Vein is a remarkably continuous quartz vein which was mined from surface down to a depth of 1900ft (~600m). The vein has an average horizontal strike length of ~2600ft (800m). With a dip averaging 70 degrees, the solid quartz portion of the vein ranged in width from a few inches to 8 feet with an average width of approximately 3.5 ft (1.1m).

Similar to other veins at the I-M Mine, gold in the #1 Vein occurs primarily as free gold in quartz. Typically, the gold is finely disseminated throughout the quartz but is also found in rich bunches of specimen gold from where hundreds of ounces of gold can be found in a small area. The country rock around the quartz vein normally contains numerous small quartz stringers which, in many cases, also contain coarse free gold. Sulphides make up a minor portion of the vein accounting for approximately 2% of the mass. Sulphide minerals are primarily pyrite although chalcopyrite, galena, and sphalerite are also present.1,2

The #1 Vein is split into two veins at the surface outcrop on the Eureka Claim and is separated by a diabase dike which has a width of 30ft. Only the northern splay was mined until the two veins converged to a point where both splays could be mined together. The dividing dike on the Eureka Claim is often filled with quartz stringers which allowed the entire mass to be mined in areas. The dividing dike varied in width from a few inches to 6ft and extends to approximately the Idaho claim line where the #1 Vein merged into a single solid quartz vein. Along virtually its entire length, the pay shoot of the #1 Vein has a diabase dike on its hanging wall and serpentinite on its footwall. The diabase and the serpentine walls are altered to ankerite, a calcium carbonate mineral closely related to dolomite. 1,2

The diabase dike which forms the hangingwall of the #1 Vein is very important to the formation of the pay shoot of the vein. In locations where the vein enters serpentinite it quickly narrows and loses its character.

A cross section showing the typical geology of the #1 Vein was prepared by Lindgren in 1896 and is displayed in Figure 1.

1 Lindgren, Waldemar. The Gold Quartz Veins of Nevada City and Grass Valley Districts, California (1896)

2 Hamilton, Fletcher. Mines and Mineral Resources of Nevada County (1918)

Figure 1 – Cross Section of #1 Vein (Lingren, 1896)

#1 Vein and Diabase Dike in relation to Porphyrite Block

The diabase dike and the #1 Vein have a very close relationship to the contact between the Porphyrite Block, which hosts the Brunswick mineralization, and the serpentinite which hosts the Idaho mineralization. The Idaho veins and mine workings closely wrap around the Porphyrite Block.

The diabase dike can either intrude between the serpentinite and the Porphyrite Block or can be offset from the Porphyrite Block and enclosed in serpentinite. In either case the dip and strike of the diabase dike closely matches that of the Porphyrite Block.

Rise prepared maps showing the close relation of the #1 Vein and mine workings to the geometry of the Porphyrite Block. These drawings can be downloaded from the following link.

https://riseg.sharefile.com/d-sd03e6ed73bf4d8b9

I2400 West

Very little exploration and development took place on the #1 Vein after the I-M Mine closed in 1901.

In 1922, the No. 87 Winze was driven to the I2350 Level. Drift development on I2350L along the #1 Vein was reported to be mineralized but was very narrow. The #1 Vein on I2350L had the typical diabase dike hanging wall and serpentinite foot wall.

The area was not further explored until 1942 when the major capital project of sinking the new 45 Winze was completed to the I2400 Level. The mining crews crosscut into the diabase dike on the south side of the Porphyrite Block and followed the contact towards the north. In March 1942 they intersected the #1 Vein and completed 540 ft (165m) of development in the well mineralized #1 Vein.

Numerous channel samples were taken over the 540ft length which are annotated on the geological maps from the time. A total of 89 channel samples, taken at a spacing of approx. 6ft along the vein, show a weighted average grade of 1.26oz/ton gold (43gpt) over an average width of 2.8ft (0.8m) over the 540ft of length developed. Many excellent grading channel samples were taken which range up to 14.0oz/ton (481 gpt) over 3.8ft (1.2m). Highlights from the channel sampling are displayed in Table 1. The complete table of channel samples can be downloaded from the following link.

https://riseg.sharefile.com/d-s51bbb0a120647ed9

Development of the I2400L West heading was halted in August, 1942 due to the war time shutdown. Access to the area was lost after the war and no development ever recommenced in this area.

The opposite wall of the diabase dike and the serpentinite/porphyrite contact were never tested by drifting or diamond drilling. It is possible that a parallel vein or vein sets could be present similar to which occurred to the #1 Vein on the Eureka Claim.

Table 1 – Highlights of Channel Samples from I2400 West #1Vein

Channel	Sample Assay (Imperial)		Sample Assay (Metric)
Sample #	Assay(oz/ton)	Width (ft)	Assay(gpt)	Width (m)
62	14.02	3.8	481	1.2
61	4.15	8.2	142	2.5
60	5.98	4.6	205	1.4
13	4.69	4.6	161	1.4
10	5.18	3.2	178	1.0
36	2.33	5.5	80	1.7
16	1.41	8.0	48	2.4
34	0.60	13.8	21	4.2
53	4.33	1.9	148	0.6
29	1.62	4.8	56	1.5
50	2.22	3.4	76	1.0
40	3.24	2.3	111	0.7
30	1.92	3.4	66	1.0
47	0.94	5.8	32	1.8
28	2.32	2.2	80	0.7
33	1.36	3.7	47	1.1
9	3.22	1.4	110	0.4

I2400 East

On I2400 Level East, mining crews started development of the #1 Vein in 1939 but development was halted later that year as they were unable to locate the vein. Development on the east side remained idle until October 1953 when the vein was located by diamond drilling. Development of the #1 Vein on I2400L East continued until March 1954 just before the mine was closed permanently. At the time of shutdown, reports indicate that the #1 Vein and the adjacent diabase dike were “well mineralized.” The #1 Vein was explored over a length of 250’ (76m) on the I2400 East.

On I2400L East, the diabase dike adjacent to the #1 Vein is reported to be “well mineralized” over a width of approximately 30ft (9m). Portions of the highest grading diabase dike were mined during past production of the I-M Mine. Two diamond drill holes tested the adjacent mineralized diabase with intercepts of 0.11oz/ton over 40ft (3.7gpt/12m) and 0.08oz/ton over 19ft (2.7gpt/5.9m).

The diabase/porphyrite contact, on the opposite side of the diabase dike associated with the #1 Vein, was tested in one location by a diamond drillhole which assayed 0.37oz/ton over 2.2ft (13gpt/0.7m).

Summary

A plan map showing the #1 Vein exploration on the I2400L and the isometric views of #1 Vein may be downloaded from the following link.

https://riseg.sharefile.com/d-sd03e6ed73bf4d8b9

The #1 Vein exploration target is summarized as follows:

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The #1 Vein has produced 935,000oz of gold at a mill head grade of 1.12 oz/ton (39gpt).

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On I2400 Level West, the #1 Vein was explored over a 540ft (165m) length with 89 channel samples averaging 1.26oz/ton gold (43gpt) with an average width of 2.8ft (0.8m) and assays as high as 14.0oz/ton over 3.8 ft (481gpt/1.2m).

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On I2400 Level East, the #1 Vein was explored over a 250ft (76m) length and was reported to be “well mineralized”.

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The I2400L #1 Vein exploration drifts showed typical geology for the #1 Vein with a diabase dike hanging-wall and serpentinite footwall following the contact of the Porphyrite Block.

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Assuming the #1 Vein is continuous between the west and east drifts, it would have a strike length of 2,150ft (655m) and is open to further exploration to depth.

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There is no drilling or exploration recorded on the #1 Vein below the I2400 Level.

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On I2400 Level East, samples from the diabase dike adjacent to #1 Vein were reported to be mineralized over a width of approximately 30ft with assays ranging from 0.08oz/ton (2.7gpt) to 0.11oz/ton (3.7gpt). There is potential for areas of mineralized diabase adjacent to the quartz vein to be of economic interest.

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There is potential for additional veins parallel to the #1 Vein as demonstrated by a drill intercept of 0.37oz/ton over 2.2’ (13gpt/0.7m) at the diabase and porphyrite contact.

The Company is currently finalizing its work on the geological model and exploration targets at the I-M mine and expects to provide further information and updates to its shareholders over the coming weeks.

Benjamin Mossman, P.Eng is the qualified person who has verified the geological and assay data disclosed in this news release.

Mine workings, diamond drilling results, geological mapping, and assay data are available on the original Mylar maps from the Idaho Maryland Mine. These maps were prepared and used by the technical staff of the Idaho Maryland Mines Co. during operations from approximately 1930 through 1955. There are four types of level plans:

Mine Level Plan –geological mapping of rock types, veins, structures, and vein orientations.

Stope Level Plan – Details stope locations.

Assay Level Plan – Details assay results of channel samples and diamond drill holes.

Geologic Level Plan – Details some geologic information.

All level plans have been scanned by a large-format scanner, scaled and positioned, and stored in an AUTOCAD database by Rise Gold Corp.

Additionally, the following materials are available and used to verify the exploration results on the mine maps.

Idaho Maryland Mines Co. Monthly Mine Development Reports (1933-1954)

Idaho Maryland Mines Co. Monthly Geological Summaries (1936-1942)

In general, the Idaho Maryland Mines Co. appears to have been a well-run company which employed competent geological staff. The written reports match the description and tenor of mineralization presented on the original mine maps. There are no relevant assay certificates available in the library of documents. No information is available on assay methods or QA/QC used in assaying.

About Rise Gold Corp.

Rise is an exploration stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA.  Rise was incorporated in Nevada, USA in 2007 and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

CEO and Director

Rise Resources Inc.

For further information, please contact:

RISE GOLD CORP.

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

www.risecapitalresources.com

INVESTOR RELATIONS

Skanderbeg Capital Advisors Inc.
Mario Vetro
T: 604.687.7130
Email: mario@skanderbegcapital.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.